KfW –
A two minute guide
KfW at a glance
›
The promotional bank of the Federal Republic of Germany, established in
1948 as a public law institution
›
Benefits from explicit and direct statutory guarantee and institutional liability from the Federal Republic of Germany, expressly provided in the KfW law
›
Regulated by the “Law concerning KfW”
and exempt from corporate taxes
›
Supervision by the German Federal Ministry of Finance and the German
Financial Supervisory Authority “BaFin”
›
Subject to certain provisions of the German Banking Act by analogy, large parts effective as of July 1, 2016
Ownership structure
Our credit quality*
The
Law
Concerning
KfW
expressly
provides
that
the
Federal
Republic
of
Germany
guarantees
all
existing
and
future
obligations
of
KfW
in
respect
of
money
borrowed,
bonds
and
notes
issued
and
derivative
transactions
entered
into
by
KfW,
as
well
as
obligations
of
third
parties
that
are
expressly
guaranteed
by
KfW
(Law
Concerning
KfW,
§
1a).
* A rating is not a recommendation to buy, hold or sell the securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization.
Each rating should be evaluated independently of any other rating.
Rating agency
Short-term rating
Long-term rating
Outlook
Moody’s
P-1
Aaa
Stable
Scope Ratings
S-1+
AAA
Stable
Standard & Poor’s
A-1+
AAA
Stable
Our financial performance
(consolidated financial statements prepared in accordance with IFRS as adopted by the EU; capital ratios are calculated voluntarily for internal purposes on the basis of the main legal provisions)
Our responsibility
We take particular responsibility for promoting the protection of the environment and the climate
Share of environment investment financings of total promotional business volume in 2015: 37%
* As of December 31
EUR in bn
2015
2014
Total promotional business volume
79.3
74.1
Operating result before valuation (before promotional activities)
2.1
2.0
Consolidated profit
2.2
1.5
Total assets
*
503.0
489.1
Equity
*
25.2
21.6
Tier 1 ratio
*
18.3%
14.1%
Total capital ratio
*
18.4%
15.1%
Our main activities comprise:
›
Promotion of small and medium-sized enterprises, business founders, start-ups and self-employed professionals
›
Provision of housing-related loans and grants as well as financing for education to private individuals
›
Financing for infrastructure projects, primarily for municipalities, and global funding to other German regional development agencies and financial institutions
›
Export and project finance
›
Promotion of developing countries and emerging economies
Filed pursuant to Rule 433
Registration No. 333-206499
Strictly Private and Confidential
80%
20%
Federal Republic of Germany
German federal states
The following information is dated August 1, 2016 and has not been subsequently updated. No person other than KfW has been authorized to use or distribute this document.

100
80
60
40
20
0
78.7
65.4
57.4
62.6
2012
2013
2014
2015

70
60
50
40
30
20
10
0
Benchmark
Public
Private
2013
2014
2015

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov/edgar.shtml.  KfW’s prospectus supplement relating to the US MTN Program is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000104746915008389/a2226368z424b3.htm   KfW’s base prospectus relating to SEC-registered notes
is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746915008388/a2225819z424b3.htm issuer will arrange to send you the prospectus, which you may request by calling collect 1800 292 0049 (for the operator) and then 069 7431 22 22  (for
KfW's Investor Relations Team) or by emailing investor.relations@kfw.de.
KfW –
A two minute guide
Our funding strategy and instruments
Benchmark Programs
›
EUR & USD
›
Global format -
SEC registered
›
Target size: 3 -
5 billion
›
Benchmark maturities:
e.g., 3y, 5y, 10y
Other Public Bonds
›
Strategic non-core markets:
AUD, CAD, GBP, NOK, NZD, SEK
›
Niche markets: e.g., BRL, TRY, ZAR
›
Complementary issues in EUR & USD
›
Fixed or floating rate, callables
›
EMTN or global format
›
“Green Bonds –
Made by KfW”
Private Placements
*
›
Tailor-made structured notes
›
Flexible in currency, structure, and
maturity
›
EMTN or US-MTN format
*
Term used here in the commercial sense to refer
to sales to a specific investor or a limited number
of investors.
pillar
Issuance by instruments
›
KfW Group: www.kfw.de
›
KfW’s SEC-registered securities and company information:
www.sec.gov/edgar/searchedgar/companysearch.html
›
Subscription to KfW’s e-mail newsletter for US-investors under:
www.kfw.de/us-investors
How to contact us
Where to find out more
Top ESG-ratings
›
Among the world’s best ESG-rated
financial institutions according to
independent rating agencies like:
KfW’s US-MTN Program
Fact Sheet
Program volume
USD 10 billion
Targeted investors
US-domiciled investors
Currencies
USD and other currencies
Governing law, forum
German law, Frankfurt am Main
Listing
None
Registered with the SEC
Yes
Strictly Private and Confidential
KfW is one of the largest regular borrowers in international capital markets.
We are committed to a responsible issuance strategy focusing on the liquidity and stability of our bonds.
(in %)
pillar
st
rd
pillar
nd
1
2
3
Dr Frank Czichowski
Treasurer
+ 49 69 7431-2165
frank.czichowski@kfw.de
Petra Wehlert
Head of Capital Markets
+ 49 69 7431-4650
petra.wehlert@kfw.de
Otto Weyhausen-Brinkmann
Head of New Issues
+ 49 69 7431-4652
otto.weyhausen-brinkmann@kfw.de
Alexander Liebethal
Head of New Issues
+ 49 69 7431-4656
alexander.liebethal@kfw.de
Jürgen Köstner
Head of Investor Relations
+ 49 69 7431-3536
juergen.koestner@kfw.de
Funding volume
(EUR in billion)
0
10
20
30
40
50
EUR
USD
AUD
GBP
JPY
Other
2013
2014
2015
Issuance by currencies
(in %)
(Environmental, Social & Governance)
.
.
Alternatively, the